EXHIBIT 99.1
News Release

For Immediate Release	Investor Relations Contact:
November 17, 2005	Arleen Llerandi
Vice President, Investor Relations
(407) 822-2989
HUGHES SUPPLY ANNOUNCES RECORD THIRD QUARTER SALES,
EARNINGS AND CASH FLOW
Reports 26% Growth in Diluted Earnings per Share to $0.68 and
Organic Sales Growth of 17%
Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida
     Hughes Supply, a leading distributor of construction, repair and maintenance-related products, today reported results of operations for its third quarter of fiscal year 2006.
     Net sales for the third quarter ended October 31, 2005 were $1,493.5 million, the highest quarterly net sales in the Company’s history, and an increase of 28% from $1,167.5 million in last year’s third quarter. Organic sales increased 17% in the quarter, against a strong prior year comparison of 15%.
     Net income grew 35% to $45.7 million compared to $33.8 million in the prior year’s third quarter. Earnings per diluted share grew 26% to $0.68, on 66.8 million average shares outstanding, compared to $0.54 per diluted share, on 63.0 million average shares outstanding in the prior year’s third quarter.
     Net sales for the nine months ended October 31, 2005 grew 23% to $4,066.2 million, compared to $3,303.4 million last year, with organic sales growth of 11%. For the nine months, net income grew 15% to $118.9 million, compared to $103.0 million, and earnings per diluted share grew 8% to $1.78 on 66.7 million average shares outstanding, compared to $1.65 per diluted share, on 62.2 million average shares outstanding.
     Tom Morgan, President and Chief Executive Officer stated, “We are very pleased with our strong third quarter results and the continued efforts of our associates to execute all of our key initiatives. As we announced on October 31, as a result of strong demand across all of our end markets, and higher PVC and copper prices, net sales and earnings for the quarter exceeded our original expectations, with most of our businesses reporting double-digit organic sales growth. Overall, we are highly encouraged by the strong recovery from the second quarter shortfall, with improved execution in the Plumbing business and strong top-line growth in the MRO business.
     “We are also very proud of the progress achieved in our information systems conversions and upgrades. With the conversion of our final Building Materials branches earlier this week, we are pleased to report that all of our core businesses are now on the Hughes Unified operating platform. This completes the conversion onto a single platform of over 500 branches and 46 different distribution operating systems which began over four years ago. We now have a common view in each of our core businesses, which will help us improve customer service, inventory management capabilities and matrix pricing disciplines, driving increased efficiency and profitability across our businesses,” stated Morgan.
Net Sales
     The Company’s third quarter net sales of $1,493.5 million included $127 million of net sales from acquisitions completed within the last fiscal year. Strong third quarter organic sales growth of 17% reflects continued strength across the commercial, residential, industrial and infrastructure end markets, along with higher PVC and copper prices. Higher prices were estimated to account for approximately three percentage points of the Company’s third quarter organic sales growth of 17%.

     Segment net sales and organic sales growth for the third quarter and year-to-date are summarized below ($ in millions):

	Reported Net Sales			Reported Net Sales
	Third Quarter		Organic	Year-to-date		Organic
	FY2006	FY2005	Sales Growth	FY2006	FY2005	Sales Growth
Water & Sewer	$416.8	$327.9	27%	$1,086.7	$922.7	15%
Plumbing/HVAC	294.4	276.1	5%	858.0	758.7	2%
Utilities	259.8	118.0	15%	665.0	326.8	15%
MRO	139.0	116.2	20%	368.2	349.5	6%
Electrical	129.3	119.6	8%	361.6	348.3	4%
Industrial PVF	116.9	96.7	21%	347.1	265.0	31%
Building Materials	81.7	65.2	21%	224.5	190.1	15%
Other	55.6	47.8	22%	155.1	142.3	13%

Total	$1,493.5	$1,167.5	17%	$4,066.2	$3,303.4	11%

•	The Water & Sewer segment reported record organic sales growth of 27%, attributable to strong demand for residential and municipal projects across all of its regions, particularly in Florida, Georgia, Texas and Arizona. In addition, significant price increases for PVC products, which represent approximately 20% of sales, contributed approximately five percentage points to the organic sales growth, and higher volume of PVC products contributed an additional five percentage points to the sales growth.
•	The Plumbing/HVAC segment reported organic sales growth of 5%, with particular strength in Florida, the Carolinas, Texas and Colorado. The improved sales were primarily due to increased market penetration, improved execution of management initiatives and higher PVC and copper prices.

•	The Utilities segment reported strong organic sales growth of 15%, its seventh consecutive quarter of double-digit growth, driven by hurricane recovery work, strong alliance contract growth and increased meter sales.
•	The MRO segment reported strong organic sales growth of 20%, partly attributable to increased sales of HVAC equipment and higher renovation business. In addition, the business is benefiting from improvement in apartment occupancy rates in its larger apartment markets of Houston, Dallas and Atlanta, due to an influx of new tenants from hurricane affected areas, and is now seeing gains from sales productivity and growth initiatives.
•	The Electrical segment reported 8% organic sales growth, driven by continued strength in commercial and residential construction in Florida, the Carolinas and Texas, hurricane-related sales, and price increases in PVC and copper products.
•	The Industrial PVF segment reported strong organic sales growth of 21%, its seventh consecutive quarter of excellent doubt-digit growth. The higher sales were driven by strong demand due to continued strengthening in the oil, gas and petrochemical markets, along with stable prices for nickel-based products.
•	The Building Materials segment reported organic sales growth of 21%, primarily due to strong market demand in commercial, residential and government construction project work in Florida, Georgia, the Carolinas and Virginia.
•	Organic sales for the Other category, which includes the Mechanical and Fire Protection businesses, collectively were up 22% in the quarter. The higher sales were driven by growth in the Fire Protection business as a result of strong commercial construction, particularly in California. This was partially offset by decreased Mechanical sales due to non-recurring hurricane-related activity in Florida in the prior year quarter.

Operating Income
     The Company’s gross margin ratio of 21.9% in the third quarter was down 160 basis points from the previous year, as a result of higher priced inventory and a greater mix of lower-margin Utilities business.
     In the third quarter, the Company improved its SG&A ratio to sales by 170 basis points from the prior year quarter to 15.9%, due to sales leverage, productivity improvements and business mix. Operating income increased 32% to $80.9 million in the quarter and as a ratio to net sales improved to 5.4%, driven by very strong performance in the Water and Sewer business.
     On a year-to-date basis, the Company’s gross margin ratio was 22.0%, versus 23.8%, due primarily to higher product costs and business mix. Year-to-date operating income improved by 18% to $214.4 million and as a ratio to net sales was 5.3%.
Segment Operating Income
     Segment operating income and its ratio to net sales for the third quarter and year-to-date are summarized below ($ in millions):

	Operating Income			Operating Income
	Third Quarter		3Q FY06	Year-to-date		YTD FY06
	FY2006	FY2005	Ratio to Net Sales	FY2006	FY2005	Ratio to Net Sales
Water & Sewer	$26.0	$16.3	6.2%	$57.2	$45.3	5.3%
Plumbing/HVAC	4.3	4.5	1.5%	14.9	17.6	1.7%
Utilities	12.2	6.0	4.7%	27.6	13.3	4.2%
MRO	11.6	9.7	8.3%	30.2	30.5	8.2%
Electrical	5.0	2.1	3.9%	11.5	8.3	3.2%
Industrial PVF	14.8	15.1	12.7%	48.9	38.9	14.1%
Building Materials	5.2	5.5	6.4%	15.6	16.9	6.9%
Other & Corporate*	1.8	2.1	N/A	8.5	11.6	N/A

Total	$80.9	$61.3	5.4%	$214.4	$182.4	5.3%

*	Includes Corporate items not allocated to the businesses. The unallocated Corporate items total approximately ($1.3) million and $0 million, and $1.7 million and $0.3 million for the third quarter and year-to-date periods, respectively.

Earnings and Cash Flow
In terms of earnings and cash flow, David Bearman, Chief Financial Officer, commented, “This quarter we made excellent progress in the area of expense management, once again demonstrating our continued commitment to improving productivity and reducing our overall cost structure. In the quarter, we improved annualized sales per employee by 20% from the previous year, and despite incurring higher freight and fuel costs, we reduced the operating expense ratio to net sales to 16.5%, a 170 basis point improvement over the prior year quarter.
     “In addition, the strong earnings performance and our sharp focus on working capital efficiency, as evidenced by improved inventory turns, days sales and days payable outstanding, resulted in record quarterly operating cash flow of approximately $112.0 million, and an internal return on invested capital in the quarter exceeding 30%. This is particularly noteworthy given our high organic sales growth, which at this level, can result in a usage of cash,” stated Bearman.
Fourth Quarter Outlook
     Tom Morgan commented, “We continue to be encouraged by the good demand trends we see across our end markets and by the improved performances of our businesses. Most of our businesses continue to deliver excellent growth, while Plumbing and Electrical are demonstrating incremental improvements as our initiatives take hold.

     “In addition, we believe that national account opportunities, such as today’s announced strategic partnership between our MRO business and Equity Residential, the largest publicly traded owner, operator and developer of multifamily housing in the U.S., will help us gain market share, while creating value for our customers, associates and shareholders,” concluded Morgan.
     The following are projected ranges for financial performance in the fourth quarter of fiscal year 2006, ending January 31, 2006, compared to the prior year’s fourth quarter:
•	Net Sales: $1,239 million — $1,259 million, an increase of 11% — 13%, with organic sales up approximately 8%

•	Net Income: $22 million — $24 million, an increase of 6% — 16%

•	Diluted Earnings per Share: $0.33 — $0.36, an increase of 6% — 16%
     The following are annual projections for the fiscal year ending January 31, 2006, compared to the fiscal year ended 2005:
•	Net Sales: $5,305 million — $5,325 million, an increase of 20%, with organic sales up approximately 11%

•	Net Income: $141 million — $143 million, an increase of 14% — 16%

•	Diluted Earnings per Share: $2.11 — $2.14, an increase of 8% — 10%
Earnings Conference Call and Webcasts
     Hughes Supply will hold a conference call at 9:00 a.m. EST on Friday, November 18, 2005 to discuss its third quarter fiscal year 2006 results of operations and fourth quarter outlook. This conference call can be accessed via the web at: http://www.hughessupply.com by selecting the Investors tab, or via telephone at: 800-857-6553; passcode Hughes; leader Mr. David Bearman. A replay of the conference call will be available on the Hughes Supply web site until December 18, 2005, or you may dial 866-434-5256; passcode Hughes.

About Hughes Supply, Inc.
     Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,600 associates and generated revenues of $4.4 billion in its last fiscal year ended January 31, 2005. Hughes is a Fortune 500 company and was named the #1 Most Admired Company in America in the Wholesalers: Diversified Industry segment by FORTUNE Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com.
Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the results of the review of strategic alternatives by the Special Committee of the Board of Directors announced on October 31, 2005, disruption of normal management and business operations as a result of Special Committee activities, the strength of the construction market and the general economy, competition, delay in implementing operating systems, reliance on key personnel who may separate from the Company due to general attrition or due to additional uncertainties created by Special Committee activities, success in integrating and achieving expected profitability from acquired businesses, achieving enhanced profitability goals, fluctuating commodity prices, the Company’s fixed cost structure, customer credit policies, unexpected product shortages, product purchasing and supply, overseas movement of manufacturing facilities, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.
Disclosures in this news release, including in the following tables, regarding the Company’s third quarter financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-Q for the quarter ended October 31, 2005. The financial information in this release reflects the Company’s preliminary results subject to completion of the quarterly review process. The final results for the Company’s third quarter may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.
Non-GAAP Financial Information
This release refers to certain non-GAAP financial measures. As required by the Securities and Exchange Commission, the Company has provided a reconciliation of these measures to the most directly comparable GAAP measures with this release and on the Company’s website at www.hughessupply.com in the “Investors” section.

Hughes Supply, Inc.
Consolidated Statements of Income
(unaudited)
(in millions, except per share data)

	Three Months Ended
	October 31, 2005	Ratio to Net Sales	October 29, 2004	Ratio to Net Sales	V%
Net Sales	$1,493.5		$1,167.5		28%
Cost of Sales	1,165.9		893.6

Gross Margin	327.6	21.9%	273.9	23.5%	20%

Operating Expenses:
Selling, general and administrative	237.9	15.9%	206.0	17.6%
Depreciation and amortization	8.8		6.6

Total operating expenses	246.7	16.5%	212.6	18.2%	16%

Operating Income	80.9	5.4%	61.3	5.3%	32%

Non-Operating (Expense) Income:
Interest expense	(8.9)		(7.8)
Interest and other income	2.2		1.9

	(6.7)		(5.9)

Income Before Income Taxes	74.2		55.4
Income Taxes	28.5		21.6

Net Income	$45.7	3.1%	$33.8	2.9%	35%

Earnings Per Share:
Basic	$0.71		$0.55		29%

Diluted	$0.68		$0.54		26%

Weighted-Average Shares Outstanding:
Basic	64.7		61.1

Diluted	66.8		63.0

Dividends Declared Per Share	$0.090		$0.065		38%

Net Sales by Segment:

Water & Sewer	$416.8		$327.9		27%
Plumbing/HVAC	294.4		276.1		7%
Utilities	259.8		118.0		120%
MRO	139.0		116.2		20%
Electrical	129.3		119.6		8%
Industrial PVF	116.9		96.7		21%
Building Materials	81.7		65.2		25%
Other	55.6		47.8		16%

Total	$1,493.5		$1,167.5		28%

Hughes Supply, Inc.
Consolidated Statements of Income
(unaudited)
(in millions, except per share data)

	Nine Months Ended
	October 31, 2005	Ratio to Net Sales	October 29, 2004	Ratio to Net Sales	V%
Net Sales	$4,066.2		$3,303.4		23%
Cost of Sales	3,171.5		2,517.3

Gross Margin	894.7	22.0%	786.1	23.8%	14%

Operating Expenses:
Selling, general and administrative	655.4	16.1%	584.4	17.7%
Depreciation and amortization	24.9		19.3

Total operating expenses	680.3	16.7%	603.7	18.3%	13%

Operating Income	214.4	5.3%	182.4	5.5%	18%

Non-Operating (Expense) Income:
Interest expense	(26.7)		(21.6)
Interest and other income	6.5		5.2

	(20.2)		(16.4)

Income Before Income Taxes	194.2		166.0
Income Taxes	75.3		63.0

Net Income	$118.9	2.9%	$103.0	3.1%	15%

Earnings Per Share:
Basic	$1.84		$1.71		8%

Diluted	$1.78		$1.65		8%

Weighted-Average Shares Outstanding:
Basic	64.6		60.3

Diluted	66.7		62.2

Dividends Declared Per Share	$0.270		$0.195		38%

Net Sales by Segment:

Water & Sewer	$1,086.7		$922.7		18%
Plumbing/HVAC	858.0		758.7		13%
Utilities	665.0		326.8		103%
MRO	368.2		349.5		5%
Electrical	361.6		348.3		4%
Industrial PVF	347.1		265.0		31%
Building Materials	224.5		190.1		18%
Other	155.1		142.3		9%

Total	$4,066.2		$3,303.4		23%

Hughes Supply, Inc.
Consolidated Balance Sheets
(in millions)

	October 31, 2005	January 31, 2005	October 29, 2004
	(Unaudited)	(Audited)	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$251.8	$213.2	$269.6
Accounts receivable, net	797.2	625.3	670.2
Inventories	707.8	633.9	575.2
Deferred income taxes	34.2	25.1	29.0
Other current assets	81.5	89.0	73.9

Total current assets	1,872.5	1,586.5	1,617.9

Property and equipment, net	110.4	92.8	112.3
Goodwill	763.9	718.6	652.8
Other assets	160.7	132.4	104.2

Total assets	$2,907.5	$2,530.3	$2,487.2

Liabilities and Shareholders’ Equity

Current Liabilities:
Current portion of long-term debt	$48.2	$45.2	$45.1
Accounts payable	699.5	503.9	443.1
Accrued compensation and benefits	53.4	58.7	44.4
Other current liabilities	116.1	63.4	104.2

Total current liabilities	917.2	671.2	636.8

Long-term debt	488.9	500.5	534.3
Deferred income taxes	100.0	72.3	64.6
Other noncurrent liabilities	37.0	32.4	18.5

Total liabilities	1,543.1	1,276.4	1,254.2

Shareholders’ Equity:
Common stock	66.8	66.2	66.0
Capital in excess of par value	641.8	629.4	626.3
Retained earnings	674.3	573.3	557.0
Accumulated other comprehensive income, net	1.8	2.0	2.0
Unearned compensation on restricted stock	(20.3)	(17.0)	(18.3)

Total shareholders’ equity	1,364.4	1,253.9	1,233.0

Total liabilities and shareholders’ equity	$2,907.5	$2,530.3	$2,487.2

Hughes Supply, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Three Months Ended		Nine Months Ended
	October 31, 2005	October 29, 2004	October 31, 2005	October 29, 2004
Cash Flows from Operating Activities:
Net income	$45.7	$33.8	$118.9	$103.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8.8	6.6	24.9	19.3
Deferred income taxes	(13.3)	(5.1)	18.6	0.8
Other	3.4	3.2	6.9	13.2
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable	(48.2)	(10.3)	(157.4)	(135.2)
Inventories	(21.7)	(4.6)	(61.9)	(74.9)
Other assets	(13.3)	(11.6)	(8.9)	(18.8)
Accounts payable	98.5	29.6	191.9	120.8
Accrued compensation and benefits	7.9	6.0	(6.8)	(0.3)
Other liabilities	44.2	27.4	55.6	46.0

Net cash provided by operating activities	112.0	75.0	181.8	73.9

Cash Flows from Investing Activities:
Capital expenditures	(11.9)	(6.2)	(43.4)	(17.5)
Proceeds from sale of property and equipment	3.1	0.3	8.8	38.8
Business acquisitions, net of cash acquired	(64.9)	(3.2)	(77.2)	(101.4)
Net investment in corporate owned life insurance	—	—	—	(11.4)

Net cash used in investing activities	(73.7)	(9.1)	(111.8)	(91.5)

Cash Flows from Financing Activities:
Net payments under short-term debt arrangements	—	(213.4)	—	(100.0)
Principal payments on other debt	(0.2)	(0.1)	(9.8)	(10.7)
Proceeds from issuance of long-term debt, net	—	295.7	—	295.7
Proceeds from issuance of common stock, net	—	114.8	—	114.8
Change in book overdrafts	—	(13.3)	(9.6)	(19.3)
Dividends paid	(6.0)	(4.1)	(16.3)	(11.1)
Other	1.4	5.9	4.3	9.5

Net cash (used in) provided by financing activities	(4.8)	185.5	(31.4)	278.9

Net Increase in Cash and Cash Equivalents	33.5	251.4	38.6	261.3
Cash and Cash Equivalents, Beginning of Period	218.3	18.2	213.2	8.3

Cash and Cash Equivalents, End of Period	$251.8	$269.6	$251.8	$269.6

Hughes Supply, Inc.
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(unaudited)
($ in millions)
While Hughes Supply, Inc. (the “Company”) reports its results of operations using generally accepted accounting principles (“GAAP”), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company in connection with its earnings release announcing the Company’s results of operations for the quarter ended October 31, 2005.
Organic Sales Growth (1)
Organic Sales Growth for the Company is computed as follows:

Fiscal Year 2006	Three Months Ended			Nine Months Ended
	October 31,	October 29,		October 31,	October 29,
	2005	2004	% Variance	2005	2004	% Variance
Existing Sales Base	$1,355.2	$1,153.8	17.5%	$3,639.3	$3,245.5	12.1%
Branch Openings/Closures	11.3	11.4		21.2	49.0
Acquisitions	140.8	126.8		501.0	442.8

Organic Sales (1)	1,507.3	1,292.0	16.7%	4,161.5	3,737.3	11.4%
Excluded (Divested) Branches	—	2.3		2.3	8.9
Less: Pre-Acquisition Pro forma Sales	(13.8)	(126.8)		(97.6)	(442.8)

Reported Net Sales	$1,493.5	$1,167.5	27.9%	$4,066.2	$3,303.4	23.1%

Fiscal Year 2005	Three Months Ended			Nine Months Ended
	October 29,	October 31,		October 29,	October 31,
	2004	2003	% Variance	2004	2003	% Variance
Existing Sales Base	$984.5	$840.9	17.1%	$2,791.4	$2,369.8	17.8%
Branch Openings/Closures	4.0	16.9		32.8	65.6
Acquisitions	179.0	161.0		578.0	512.4

Organic Sales (1)	1,167.5	1,018.8	14.6%	3,402.2	2,947.8	15.4%
Excluded (Divested) Branches	—	1.7		2.9	5.1
Less: Pre-Acquisition Pro forma Sales	—	(161.0)		(101.7)	(495.5)

Reported Net Sales	$1,167.5	$859.5	35.8%	$3,303.4	$2,457.4	34.4%

(1)	Organic sales is a measure used by management to assess the sales performance associated with branches we have had during each of the last two years (i.e., existing sales base), branches we have opened or closed within the last two years, and branches we have acquired during the last two years. Branches of any divested business are excluded from our calculation. For comparative purposes, prior period sales are reported on a pro forma basis to include pre-acquisition sales activity. We believe the methodology reflects the current sales performance of all of our branches, including those newly acquired.

Hughes Supply, Inc.
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(unaudited)
($ in millions)
While Hughes Supply, Inc. (the “Company”) reports its results of operations using generally accepted accounting principles (“GAAP”), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company in connection with its earnings release announcing the Company’s results of operations for the quarter ended October 31, 2005.
Organic Sales Growth by Segment:
Organic Sales Growth by Segment is computed as follows:

	Consolidated Net Sales		Organic Sales
	Three Months Ended		Three Months Ended
	October 31, 2005	October 29, 2004	October 31, 2005(1)	October 29, 2004 (2)	Percentage Variance
Water & Sewer	$416.8	$327.9	$416.8	$327.9	27%
Plumbing/HVAC	294.4	276.1	294.4	280.1	5%
Utilities	259.8	118.0	273.6	238.6	15%
MRO	139.0	116.2	139.0	116.2	20%
Electrical	129.3	119.6	129.3	119.6	8%
Industrial PVF	116.9	96.7	116.9	96.7	21%
Building Materials	81.7	65.2	81.7	67.4	21%
Other	55.6	47.8	55.6	45.5	22%

Total	$1,493.5	$1,167.5	$1,507.3	$1,292.0	17%

	Consolidated Net Sales		Organic Sales
	Nine Months Ended		Nine Months Ended
	October 31, 2005	October 29, 2004	October 31, 2005(3)	October 29, 2004 (4)	Percentage Variance
Water & Sewer	$1,086.7	$922.7	$1,086.7	$942.8	15%
Plumbing/HVAC	858.0	758.7	865.9	850.6	2%
Utilities	665.0	326.8	751.3	651.1	15%
MRO	368.2	349.5	368.2	346.7	6%
Electrical	361.6	348.3	361.6	348.3	4%
Industrial PVF	347.1	265.0	347.1	265.0	31%
Building Materials	224.5	190.1	226.8	196.6	15%
Other	155.1	142.3	153.9	136.2	13%

Total	$4,066.2	$3,303.4	$4,161.5	$3,737.3	11%

1.)	Organic sales during the third quarter of fiscal year 2006 includes $13.8 million of pre-acquisition pro forma sales in the Utilities segment (TVESCO, Inc. (“TVESCO”)).

2.)	Organic sales during the third quarter of fiscal year 2005 includes $120.6 million, $4.0 million, and $2.2 million of pre-acquisition pro forma sales in the Utilities segment (Southwest Power, Inc. and Western States Electric, Inc. and their subsidiary entities (collectively referred to as “SWP/WSE”) and TVESCO), the Plumbing/HVAC segment (Ram Pipe and Supply, Inc. (“Ram Pipe”)), and the Building Materials segment (National Construction Products, Inc. (“National”)), respectively, and excludes $2.3 million of net sales associated with a divested business in our Mechanical product line within our Other category.

3.)	Organic sales for the first nine months of fiscal year 2006 includes $87.4 million, $7.9 million and $2.3 million of pre-acquisition pro forma sales in the Utilities segment (TVESCO), the Plumbing/HVAC segment, and the Building Materials segment (National), respectively, and excludes $1.1 million and $1.2 million of net sales associated with a divested branch in our Utilities segment and a branch in the Mechanical product line within our Other category, respectively.

4.)	Organic sales during the first nine months of fiscal year 2005 includes includes $324.3 million, $91.9 million, $20.1 million and $6.5 million of pre-acquisition pro forma sales in the Utilities segment (SWP/WSE and TVESCO), the Plumbing/HVAC segment (Todd Pipe & Supply and Ram Pipe), the Water & Sewer segment (Standard Wholesale Supply Company) and the Building Materials segment (National), respectively, and excludes $2.8 million and $6.1 million of net sales associated with a divested business in our MRO segment and a branch in the Mechanical product line within our Other category, respectively.

Hughes Supply, Inc.
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(unaudited)
($ in millions, except per employee data)
While Hughes Supply, Inc. (the “Company”) reports its results of operations using generally accepted accounting principles (“GAAP”), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company in connection with its earnings release announcing the Company’s results of operations for the quarter ended October 31, 2005.
Annualized Sales per Employee Ratio
The annualized sales per employee ratio is computed as follows:

	Rolling	FY 2006	FY 2006	FY 2006	FY 2005
	4 Quarters
	Ended 10/31/05	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Reported Net Sales	$5,185.4	$1,493.5	$1,333.0	$1,239.7	$1,119.2
Total employees October 2005	9,618

Annualized sales per employee (000’s)	$539

	Rolling	FY 2005	FY 2005	FY 2005	FY 2004
	4 Quarters
	Ended 10/29/04	3rd Quarter	2nd Quarter	1stQuarter	4th Quarter
Reported Net Sales	$4,099.4	$1,167.5	$1,143.1	$992.8	$796.0
Total employees October 2004	9,133

Annualized sales per employee (000’s)	$449

Comparative percent change	20%

Hughes Supply, Inc.
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(unaudited)
($ in millions)
While Hughes Supply, Inc. (the “Company”) reports its results of operations using generally accepted accounting principles (“GAAP”), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company in connection with its earnings release announcing the Company’s results of operations for the quarter ended October 31, 2005.
Internal Return on Invested Capital (ROIC) (1)
Internal Return on Invested Capital for the Company is computed as follows:

Fiscal Year 2006
Annualized
9 Months
Ended 10/31/05
Income before income taxes	$258.9
Add: Interest expense	35.6
Depreciation & amort.	33.2

Pre-tax return	$327.7 (a)

	Rolling 9
	Month Avg.
	FY 2006		10/31/2005	9/24/2005	8/27/2005	7/31/2005	6/25/2005	5/28/2005	4/30/2005	3/26/2005	2/26/2005
Accounts receivable, net	$721.1		$797.2	$784.0	$770.4	$733.8	$705.0	$717.2	$692.6	$649.9	$640.2
Inventories	677.2		707.8	695.6	683.2	675.6	671.5	678.8	664.3	665.1	652.9
Property and equipment, net	101.6		110.4	108.7	107.7	107.8	99.4	97.2	96.1	93.8	93.7
Property and equipment accumulated depreciation	102.2		103.2	102.9	101.7	100.8	103.7	102.8	102.3	101.6	100.4
Accounts Payable	(559.0)		(699.5)	(543.8)	(556.0)	(589.3)	(499.5)	(548.2)	(583.5)	(501.5)	(509.4)

Average invested capital	$1,043.1	(b)

ROIC for FY 2006	31%	(a)/(b)

Note:
(1)	Internal Return on Invested Capital (ROIC) is the Company’s rate of return on capital that has been invested. Management uses ROIC as a measure of how effectively capital is allocated in core operations.